EXHIBIT 10.46

PEPSICO

PENSION EQUALIZATION PLAN

(PEP)

Plan Document for the Section 409A Program

(January 1, 2005 Restatement, As Amended Through December 2008)

PEPSICO PENSION EQUALIZATION PLAN

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ARTICLE V AMOUNT OF RETIREMENT PENSION		V-1

5.1	Participant’s 409A Pension:	V-1

5.2	PEP Guarantee	V-2

5.3	Amount of Pre-Retirement Spouse’s 409A Pension	V-8

5.4	Certain Adjustments	V-10

5.5	Excludable Employment	V-11

5.6	Pre- 409A Pension:	V-12

5.7	Offset	V-12

ARTICLE VI DISTRIBUTION OF BENEFITS		VI-1

6.1	Form and Timing of Distributions	VI-1

6.2	Available Forms of Payment	VI-4

6.3	Procedures for Elections	VI-7

6.4	Special Rules for Survivor Options	VI-8

6.5	Designation of Beneficiary	VI-9

6.6	Required Delay for Key Employees	VI-10

6.7	Payment of FICA and Related Income Taxes	VI-11

ARTICLE VII ADMINISTRATION		VII-1

7.1	Authority to Administer Plan	VII-1

7.2	Facility of Payment	VII-1

7.3	Claims Procedure	VII-1

7.4	Effect of Specific References	VII-4

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ARTICLE VIII MISCELLANEOUS		VIII-1

8.1	Nonguarantee of Employment	VIII-1

8.2	Nonalienation of Benefits	VIII-1

8.3	Unfunded Plan	VIII-1

8.4	Action by the Company	VIII-1

8.5	Indemnification	VIII-2

8.6	Compliance with Section 409A:	VIII-2

8.7	Authorized Transfers	VIII-3

ARTICLE IX AMENDMENT AND TERMINATION		IX-1

9.1	Continuation of the Plan	IX-1

9.2	Amendments	IX-1

9.3	Termination	IX-1

9.4	Change in Control	IX-2

ARTICLE X ERISA PLAN STRUCTURE		X-1

ARTICLE XI APPLICABLE LAW		XI-1

ARTICLE XII SIGNATURE		XII-1

APPENDIX		1

ARTICLE A TRANSITION PROVISIONS		2

ARTICLE B	COMPUTATION OF HIGHEST AVERAGE MONTHLY EARNINGS DURING CERTAIN SEVERANCE WINDOWS	15

ARTICLE C INTERNATIONAL TRANSFER PARTICIPANTS		18

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ARTICLE I

Foreword

The PepsiCo Pension Equalization Plan (“PEP” or “Plan”) has been established by PepsiCo for the benefit of salaried employees of the PepsiCo Organization who participate in the PepsiCo Salaried Employees Retirement Plan (“Salaried Plan”). PEP provides benefits for eligible employees whose pension benefits under the Salaried Plan are limited by the provisions of the Internal Revenue Code of 1986, as amended. In addition, PEP provides benefits for certain eligible employees based on the pre-1989 Salaried Plan formula.

The Plan was last amended and restated in its entirety effective as of January 1, 1989, and this restatement was subsequently amended.

This document is effective as of January 1, 2005 (the “Effective Date”). It sets forth the terms of the Plan that are applicable to benefits that are subject to Section 409A, i.e., generally, benefits that are earned or vested after December 31, 2004 (the “409A Program”). All other benefits under the Plan shall be governed by the document referenced in the preceding paragraph, which sets forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”). Together, this document and the document for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to be sufficient to permit the pre-409A Program to remain exempt from Section 409A as grandfathered benefits.

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ARTICLE II

Definitions and Construction

2.1 Definitions: This section provides definitions for certain words and phrases listed below. These definitions can be found on the pages indicated.

(ll)	Retirement Date	II-14
(mm)	Retirement Pension	II-14
(nn)	Salaried Plan	II-14
(oo)	Section 409A	II-14
(pp)	Separation from Service	II-14
(qq)	Service	II-16
(rr)	Single Life Annuity	II-16
(ss)	Single Lump Sum	II-16
(tt)	Social Security Act	II-17
(uu)	Taxable Wage Base	II-17
(vv)	Vested Pension	II-17

Where the following words and phrases, in boldface and underlined, appear in this Plan (including the Foreword) with initial capitals they shall have the meaning set forth below, unless a different meaning is plainly required by the context.

(a) Accrued Benefit: The Pension payable at Normal Retirement Date determined in accordance with Article V, based on the Participant’s Highest Average Monthly Earnings and Credited Service at the date of determination.

(b) Actuarial Equivalent: Except as otherwise specifically set forth in the Plan or any Appendix to the Plan with respect to a specific benefit determination, a benefit of equivalent value computed on the basis of the factors set forth below. The application of the following assumptions to the computation of benefits payable under the Plan shall be done in a uniform and consistent manner. In the event the Plan is amended to provide new rights, features or benefits, the following actuarial factors shall not apply to these new elements unless specifically adopted by the amendment.

(1) Annuities and Inflation Protection: To determine the amount of a Pension payable in the form of a Qualified Joint and Survivor Annuity or optional form of survivor annuity, as an annuity with inflation protection, or as a period certain and life annuity, the Plan Administrator shall select the factors that are to be used. Effective January 1, 2009, the initial factors selected by the Plan Administrator are set forth in Schedule 1, below (prior factors appear in the Appendix). Thereafter, the Plan Administrator shall review such initial factors from time to time and shall amend such factors in its discretion. A Participant shall have no right to have any of the actuarial factors specified under the Plan from time to time applied to his benefit (or any portion thereof), except to the extent that a particular factor is currently in effect at the time it is to be applied under the Plan. For the avoidance of doubt, it is expressly intended and binding upon Participants that any actuarial factors selected by the Plan Administrator from time-to-time may be applied retroactively to already accrued benefits, and without regard to the actuarial factors that may have applied previously for such purpose.

SCHEDULE 1

Date	Mortality Table Factors	Interest Rate Factor
January 1, 2009-Present	GAR 94	5%

(2) Lump Sums: To determine the lump sum value of a Pension, or a Pre-Retirement Spouse’s Pension under Section 4.6, the factors applicable for such purposes under the Salaried Plan shall apply.

(3) Other Cases: To determine the adjustment to be made in the Pension payable to or on behalf of a Participant in other cases, the factors are those applicable for such purpose under the Salaried Plan.

(c) Annuity: A Pension payable as a series of monthly payments for at least the life of the Participant.

(d) Annuity Starting Date: The Annuity Starting Date shall be the first day of the first period for which an amount is payable under this Plan as an annuity or in any other form. A Participant who: (1) is reemployed after his initial Annuity Starting Date, and (2) is entitled to benefits hereunder after his reemployment, shall have a subsequent Annuity Starting Date for such benefits only to the extent provided in Section 6.3(b).

(e) Code: The Internal Revenue Code of 1986, as amended from time to time. All references herein to particular Code Sections shall also refer to any successor provisions and shall include all related regulations, interpretations and other guidance.

(f) Company: PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina or its successor or successors.

(g) Covered Compensation: “Covered Compensation” as that term is defined in the Salaried Plan.

(h) Credited Service: The period of a Participant’s employment, calculated in accordance with Section 3.3, which is counted for purposes of determining the amount of benefits payable to, or on behalf of, the Participant.

(i) Disability Retirement Pension: The Retirement Pension available to a Participant under Section 4.5.

(j) Early 409A Retirement Pension: The 409A Retirement Pension available to a Participant under Section 4.2.

(k) Effective Date: The date upon which this document for the 409A Program is effective, January 1, 2005. Certain identified provisions of the 409A Program or the Plan may be effective on different dates, to the extent noted herein.

(l) Elapsed Time Service: The period of time beginning with a Participant’s first date of employment with the PepsiCo Organization and ending with the Participant’s Final Separation from Service, irrespective of any breaks in service between those two dates. By way of illustration, if a Participant began employment with the PepsiCo Organization on January 1, 2000, left the employment of the PepsiCo Organization from January 1, 2001 until December 31, 2004, and was then reemployed by the PepsiCo Organization on January 1, 2005 until he had a Final Separation from Service on December 31, 2008, the Participant would have eight years of Elapsed Time Service as of his Final Separation from Service.

(m) Eligible Spouse: The spouse of a Participant to whom the Participant is married on the earlier of the Participant’s Annuity Starting Date or the date of the Participant’s death.

(n) Employee: An individual who qualifies as an “Employee” as that term is defined in the Salaried Plan.

(o) Employer: An entity that qualifies as an “Employer” as that term is defined in the Salaried Plan.

(p) ERISA: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, including any amendments thereto, any similar subsequent federal laws, and any rules and regulations from time to time in effect under any of such laws.

(q) FICA Amount: The Participant’s share of the Federal Insurance Contributions Act (FICA) tax imposed on the 409A Pension and Pre-409A Pension of the Participant under Code Sections 3101, 3121(a) and 3121(v)(2).

(r) 409A Program: The program described in this document. The term “409A Program” is used to identify the portion of the Plan that is subject to Section 409A.

(s) Highest Average Monthly Earnings: “Highest Average Monthly Earnings” as that term is defined in the Salaried Plan, but without regard to the limitation imposed by section 401(a)(17) of the Code (as such limitation is interpreted and applied under the Salaried Plan). Notwithstanding the foregoing, to the extent that a Participant receives, during a leave of absence, earnings that would be counted as Highest Average Monthly Earnings if they were received during a period of active service, but that will be received after the Participant’s Separation from Service, the Plan Administrator may provide for determining the Participant’s 409A Pension at Separation from Service by projecting the benefit the Participant would have if all such earnings were taken into account under the Plan.

(t) Key Employee: The individuals identified in accordance with the following paragraphs.

(1) In General. Any Participant who at any time during the applicable year is:

(i) An officer of any member of the PepsiCo Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));

(ii) A 5-percent owner of any member of the PepsiCo Organization; or

(iii) A 1-percent owner of any member of the PepsiCo Organization having annual compensation of more than $150,000.

For purposes of subparagraph (i) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) (provided, that Code Section 416(i)(5) shall not apply in making such determination), and provided further than the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(2) Applicable Year. Effective from and after December 31, 2007, the Plan Administrator shall determine Key Employees effective as of the last day of each calendar year, based on compensation for such year, and such designation shall be effective for purposes of this Plan for the twelve-month period commencing on April 1st of the next following calendar year (e.g., the Key Employee determination by the Plan Administrator as of December 31, 2008 shall apply to the period from April 1, 2009 to March 31, 2010).

(3) Rule of Administrative Convenience. Effective from and after December 31, 2007, in addition to the foregoing, the Plan Administrator shall treat all other employees classified as Band IV and above on the applicable determination date prescribed in paragraph (2) (i.e., the period commencing on April 1st of the next following calendar year) as Key Employees for purposes of the Plan for the twelve-month period commencing on April 1st of the next following calendar year; provided that if this would result in counting more than 200 individuals as Key Employees as of any such determination date, then the number treated as Key Employees will be reduced to 200 by eliminating from consideration those employees otherwise added by this paragraph (3) in order by their base compensation, from the lowest to the highest.

(u) Late Retirement Date: The Late Retirement Date shall be the first day of the month coincident with or immediately following a Participant’s actual Retirement Date occurring after his Normal Retirement Age.

(v) Late 409A Retirement Pension: The 409A Retirement Pension available to a Participant under Section 4.4.

(w) Normal Retirement Age: The Normal Retirement Age under the Plan is age 65 or, if later, the age at which a Participant first has 5 Years of Elapsed Time Service.

(x) Normal Retirement Date: A Participant’s Normal Retirement Date shall be the first day of the month coincident with or immediately following a Participant’s Normal Retirement Age.

(y) Normal 409A Retirement Pension: The Retirement Pension available to a Participant under Section 4.1.

(z) Participant: An Employee participating in the Plan in accordance with the provisions of Section 3.1.

(aa) Pension: One or more payments that are payable by the Plan to a person who is entitled to receive benefits under the Plan. The term “409A Pension” shall be used to refer to the portion of a Pension that is derived from the 409A Program. The term “Pre-409A Pension” shall be used to refer to the portion of a Pension that is derived from the Pre-409A Program.

(bb) PepsiCo Organization: The controlled group of organizations of which the Company is a part, as defined by Code section 414 and regulations issued thereunder. An entity shall be considered a member of the PepsiCo Organization only during the period it is one of the group of organizations described in the preceding sentence.

(cc) Plan: The PepsiCo Pension Equalization Plan, the Plan set forth herein and in the Pre-409A Program document(s), as the Plan may be amended from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program). The Plan is also sometimes referred to as PEP, or as the PepsiCo Pension Benefit Equalization Plan.

(dd) Plan Administrator: The PepsiCo Administration Committee (PAC), which shall have authority to administer the Plan as provided in Article VII.

(ee) Plan Year: The 12-month period commencing on January 1 and ending on December 31.

(ff) Pre-409A Program: The portion of the Plan that governs deferrals that are not subject to Section 409A. The terms of the Pre-409A Program are set forth in a separate document (or separate set of documents).

(gg) Pre-Retirement Spouse’s Pension: The Pension available to an Eligible Spouse under the Plan. The term “Pre-Retirement Spouse’s 409A Pension” shall be used to refer to the Pension available to an Eligible Spouse under Section 4.6 of this document.

(hh) Primary Social Security Amount: In determining Pension amounts, Primary Social Security Amount shall mean:

(1) For purposes of determining the amount of a Retirement, Vested or Pre-Retirement Spouse’s Pension, the Primary Social Security Amount shall be the estimated monthly amount that may be payable to a Participant commencing at age 65 as an old-age insurance benefit under the provisions of Title II of the Social Security Act, as amended. Such estimates of the old-age insurance benefit to which a Participant would be entitled at age 65 shall be based upon the following assumptions:

(i) That the Participant’s social security wages in any year prior to Retirement or Separation from Service are equal to the Taxable Wage Base in such year, and

(ii) That he will not receive any social security wages after Retirement or Separation from Service.

However, in computing a Vested Pension under Formula A of Section 5.2, the estimate of the old-age insurance benefit to which a Participant would be entitled at age 65 shall be based upon the assumption that he continued to receive social security wages until age 65 at the same rate as the Taxable Wage Base in effect at his Separation from Service. For purposes of this subsection, “social security wages” shall mean wages within the meaning of the Social Security Act.

(2) For purposes of determining the amount of a Disability Pension, the Primary Social Security Amount shall be (except as provided in the next sentence) the initial monthly amount actually received by the disabled Participant as a disability insurance benefit under the provisions of Title II of the Social Security Act, as amended and in effect at the time of the Participant’s Retirement due to disability. Notwithstanding the preceding sentence, for any period that a Participant receives a Disability Pension before receiving a disability insurance benefit under the provisions of Title II of the Social Security Act, then the Participant’s Primary Social Security Amount for such period shall be determined pursuant to paragraph (1) above.

(3) For purposes of paragraphs (1) and (2), the Primary Social Security Amount shall exclude amounts that may be available because of the spouse or any dependent of the Participant or any amounts payable on account of the Participant’s death. Estimates of Primary Social Security Amounts shall be made on the basis of the Social Security Act as in effect at the Participant’s Separation from Service, without regard to any increases in the social security wage base or benefit levels provided by such Act which take effect thereafter.

(ii) Prohibited Misconduct: Any of the following activities engaged in, directly or indirectly, by a Participant shall constitute Prohibited Misconduct:

(1) The Participant accepting any employment, assignment, position or responsibility, or acquiring any ownership interest, which involves the Participant’s “Participation” (as defined below) in a business entity that markets, sells, distributes or produces “Covered Products” (as defined below), unless such business entity makes retail sales or consumes Covered Products without in any way competing with the PepsiCo Organization.

(2) The Participant, directly or indirectly (including through someone else acting on the Participant’s recommendation, suggestion, identification or advice), soliciting any PepsiCo Organization employee to leave the PepsiCo Organization’s employment or to accept any position with any other entity.

(3) The Participant using or disclosing to anyone any confidential information regarding the PepsiCo Organization other than as necessary in his or her position with the PepsiCo Organization. Such confidential information shall include all non-public information the Participant acquired as a result of his or her positions with the PepsiCo Organization which might be of any value to a competitor of the PepsiCo Organization, or which might cause any economic loss or substantial embarrassment to the PepsiCo Organization or its customers, bottlers, distributors or suppliers if used or disclosed. Examples of such confidential information include non-public information about the PepsiCo Organization’s customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

(4) The Participant engaging in any acts that are considered to be contrary to the PepsiCo Organization’s best interests, including violating the Company’s Code of Conduct, engaging in unlawful trading in the securities of the

Company or of any other company based on information gained as a result of his or her employment with the PepsiCo Organization, or engaging in any other activity which constitutes gross misconduct.

(5) The Participant engaging in any activity that constitutes fraud.

For purposes of this subsection, “Participation” shall be construed broadly to include: (i) serving as a director, officer, employee, consultant or contractor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces. For purposes of this subsection, “Covered Products” shall mean any product that falls into one or more of the following categories, so long as the PepsiCo Organization is producing, marketing, selling or licensing such product anywhere in the world – beverages, including without limitation carbonated soft drinks, tea, water, juice drinks, sports drinks, coffee drinks and value-added dairy drinks; juices and juice products; snacks, including salty snacks, sweet snacks meat snacks, granola and cereal bars, and cookies; hot cereals; pancake mixes; value-added rice products; pancake syrups; value-added pasta products; ready-to-eat cereals; dry pasta products; or any product or service that the Participant had reason to know was under development by the PepsiCo Organization during the Participant’s employment with the PepsiCo Organization.

(jj) Qualified Joint and Survivor Annuity: An Annuity which is payable to the Participant for life with 50 percent of the amount of such Annuity payable after the Participant’s death to his surviving Eligible Spouse for life. If the Eligible

Spouse predeceases the Participant, no survivor benefit under a Qualified Joint and Survivor Annuity shall be payable to any person. The amount of a Participant’s monthly payment under a Qualified Joint and Survivor Annuity shall be reduced to the extent provided in Sections 5.1 and 5.2, as applicable.

(kk) Retirement: Separation from Service for reasons other than death after a Participant has fulfilled the requirements for either a Normal, Early, Late, or Disability Retirement Pension under Article IV.

(ll) Retirement Date: The date immediately following the Participant’s Retirement.

(mm) Retirement Pension: The Pension payable to a Participant upon Retirement under the Plan. The term “409A Retirement Pension” shall be used to refer to the portion of a Retirement Pension that is derived from the 409A Program. The term “Pre-409A Retirement Pension” shall be used to refer to the portion of a Retirement Pension that is derived from the Pre-409A Program.

(nn) Salaried Plan: The PepsiCo Salaried Employees Retirement Plan, as it may be amended from time to time.

(oo) Section 409A: Section 409A of the Code.

(pp) Separation from Service: A Participant’s separation from service with the PepsiCo Organization, within the meaning of Section 409A(a)(2)(A)(i). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning. Notwithstanding the preceding sentence, a Participant’s transfer to an entity owned 20% or more by the Company will not constitute a Separation of Service to the extent permitted by Section 409A. A Participant’s “Final Separation from Service” is the date of his Separation from Service that most recently precedes his Annuity Starting Date; provided, however, that to the extent a Participant is reemployed after an Annuity Starting Date, he will have a new Final Separation from Service with respect to any benefits to which he becomes entitled as a result of his reemployment. The following principles shall generally apply in determining when a Separation from Service occurs:

(1) A Participant separates from service with the Company if the Employee dies, retires, or otherwise has a termination of employment with the Company. Whether a termination of employment has occurred is determined based on whether the facts and circumstance indicate that the Company and the Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Employee provided services to the Company if the Employee has been providing services for less than 36 months).

(2) An Employee will not be deemed to have experienced a Separation from Service if such Employee is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

(3) If an Employee provides services both an as employee and as a member of the Board of Directors of the Company, the services provided as a Director are generally not taken into account in determining whether the Employee has Separated from Service as an Employee for purposes of the Plan, in accordance with final regulations under Section 409A.

(qq) Service: The period of a Participant’s employment calculated in accordance with Section 3.2 for purposes of determining his entitlement to benefits under the Plan.

(rr) Single Life Annuity: A level monthly Annuity payable to a Participant for his life only, with no survivor benefits to his Eligible Spouse or any other person.

(ss) Single Lump Sum: The distribution of a Participant’s total 409A Pension in the form of a single payment, which payment shall be the Actuarial Equivalent of the Participant’s 409A Pension as of the Participant’s Normal Retirement Date (or Late Retirement Date, if applicable), but not less than the Actuarial Equivalent of the Participant’s 409A Pension as of the Participant’s Early Retirement Date, in the case of a Participant who is entitled to an immediate Early 409A Retirement Pension.

(tt) Social Security Act: The Social Security Act of the United States, as amended, an enactment providing governmental benefits in connection with events such as old age, death and disability. Any reference herein to the Social Security Act (or any of the benefits provided thereunder) shall be taken as a reference to any comparable governmental program of another country, as determined by the Plan Administrator, but only to the extent the Plan Administrator judges the computation of those benefits to be administratively feasible.

(uu) Taxable Wage Base: The contribution and benefit base (as determined under section 230 of the Social Security Act) in effect for the Plan Year.

(vv) Vested Pension: The Pension available to a Participant under Section 4.3. The term “409A Vested Pension” shall be used to refer to the portion of a Vested Pension that is derived from the 409A Program. The term “Pre-409A Vested Pension” shall be used to refer to the portion of a Vested Pension that is derived from the Pre-409A Program.

2.2 Construction: The terms of the Plan shall be construed in accordance with this section.

(a) Gender and Number: The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

(b) Compounds of the Word “Here”: The words “hereof”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or section.

(c) Examples: Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passages of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).

(d) Subdivisions of the Plan Document: This Plan document is divided and subdivided using the following progression: articles, sections, subsections, paragraphs, subparagraphs, clauses, and sub-clauses. Articles are designated by capital roman numerals. Sections are designated by Arabic numerals containing a decimal point. Subsections are designated by lower-case letters in parentheses. Paragraphs are designated by Arabic numerals in parentheses. Subparagraphs are designated by lower-case roman numerals in parentheses. Clauses are designated by upper-case letters in parentheses. Sub-clauses are designated by upper-case roman numerals in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar rule shall apply with respect to paragraph references within a subsection and subparagraph references within a paragraph.

ARTICLE III

Participation and Service

3.1 Participation: An Employee shall be a Participant in the Plan during the period:

(a) When he would be currently entitled to receive a Pension under the Plan if his employment terminated at such time, or

(b) When he would be so entitled but for the vesting requirement of Section 4.7.

It is expressly contemplated that an Employee, who is entitled to receive a Pension under the Plan as of a particular time, may subsequently cease to be entitled to receive a Pension under the Plan.

3.2 Service: A Participant’s entitlement to a Pension and to a Pre-Retirement Spouse’s Pension for his Eligible Spouse shall be determined under Article IV based upon his period of Service. A Participant’s period of Service shall be determined under Article III of the Salaried Plan. If a Participant’s period of Service (as so determined) would extend beyond the Participant’s Separation from Service date because of a leave of absence, the Plan Administrator may provide for determining the Participant’s 409A Pension at Separation from Service by projecting the benefit the Participant would have if all such Service were taken into account under the Plan.

3.3 Credited Service: The amount of a Participant’s Pension and a Pre-Retirement Spouse’s Pension shall be based upon the Participant’s period of Credited Service, as determined under Article III of the Salaried Plan. If a Participant’s period of Credited Service (as so determined) would extend beyond the Participant’s Separation from Service date because

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of a leave of absence, the Plan Administrator may provide for determining the Participant’s 409A Pension at Separation from Service by projecting the benefit the Participant would have if all such Service were taken into account under the Plan.

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ARTICLE IV

Requirements for Benefits

A Participant shall be eligible to receive a Pension and a surviving Eligible Spouse shall be eligible for certain survivor benefits as provided in this Article. The amount of any such Pension or survivor benefit shall be determined in accordance with Article V.

4.1 Normal 409A Retirement Pension: A Participant shall be eligible for a Normal 409A Retirement Pension if he Separates from Service after attaining Normal Retirement Age.

4.2 Early 409A Retirement Pension: A Participant shall be eligible for an Early 409A Retirement Pension if he Separates from Service prior to attaining Normal Retirement Age but after attaining at least age 55 and completing 10 or more years of Elapsed Time Service.

4.3 409A Vested Pension: A Participant who is vested under Section 4.7 shall be eligible to receive a 409A Vested Pension if he Separates from Service before he is eligible for a Normal 409A Retirement Pension or an Early 409A Retirement Pension. A Participant who terminates employment prior to satisfying the vesting requirement in Section 4.7 shall not be eligible to receive a Pension under this Plan.

4.4 Late 409A Retirement Pension: A Participant who continues without a Separation from Service after his Normal Retirement Age shall not receive a Pension until his Late Retirement Date. Thereafter, a Participant shall be eligible for a Late Retirement Pension determined in accordance with Section 4.4 of the Salaried Plan (but without regard to any requirement for notice of suspension under ERISA section 203(a)(3)(B) or any adjustment as under Section 5.5(d) of the Salaried Plan).

4.5 409A Disability Pension: A Participant shall be eligible for a 409A Disability Pension if he meets the requirements for a Disability Pension under the Salaried Plan. A Participant’s 409A Disability Pension, if any, shall generally be comprised of two parts. The first part shall represent the benefits with respect to a disabled Participant’s Credited Service through the day of the Participant’s Separation from Service (i.e., the Participant’s “Pre-Separation Accruals”). In the event the disabled Participant continues to receive Credited Service related to the disability after such Separation from Service, the Participant’s 409A Disability Pension shall have a second part, which shall represent all benefits accrued with respect to Credited Service from the date immediately following the Participant’s Separation from Service until the earliest of the Participant’s (i) attainment of age 65, (ii) benefit commencement date under the Salaried Plan or (iii) recovery from the disability (i.e., the Participant’s “Post-LTD Accruals”).

4.6 Pre-Retirement Spouse’s 409A Pension: A Pre-Retirement Spouse’s 409A Pension is payable under this section only in the event the Participant dies prior to his Annuity Starting Date. Any Pre-Retirement Spouse’s 409A Pension payable on behalf of a Participant shall commence as of the first day of the month following the later of (i) the Participant’s death and, (ii) the date the Participant attains or would have attained age 55. Subject to Section 4.9, any Pre-Retirement Spouse’s 409A Pension shall continue monthly for the life of the Eligible Spouse.

(a) Active, Disabled and Retired Employees: A Pre-Retirement Spouse’s 409A Pension shall be payable under this subsection to a Participant’s Eligible Spouse (if any) who is entitled under the Salaried Plan to the pre-retirement spouse’s pension for survivors of active, disabled and retired employees. The amount (if any) of such Pension shall be determined in accordance with the provisions of Section 5.3 (with the 409A Pension, if any, determined after application of Section 5.6).

(b) Vested Employees: A Pre-Retirement Spouse’s 409A Pension shall be payable under this subsection to a Participant’s Eligible Spouse (if any) who is entitled under the Salaried Plan to the pre-retirement spouse’s pension for survivors of vested terminated Employees. The amount (if any) of such Pension shall be determined in accordance with the provisions of Section 5.3 (with the 409A Pension, if any, determined after application of Section 5.6). If pursuant to this Section 4.6(b) a Participant has Pre-Retirement Spouse’s coverage in effect for his Eligible Spouse, any Pension calculated for the Participant under Section 5.2(b) shall be reduced for each year such coverage is in effect by the applicable percentage set forth below (based on the Participant’s age at the time the coverage is in effect) with a pro rata reduction for any portion of a year. No reduction shall be made for coverage in effect within the 90-day period following a Participant’s termination of employment.

Attained Age	Annual Charge
Up to 35.0%
35 — 39.075%
40 — 44.1%
45 — 49.175%
50 — 54.3%
55 — 59.5%
60 — 64.5%

4.7 Vesting: A Participant shall be fully vested in, and have a nonforfeitable right to, his Accrued Benefit at the time he becomes fully vested in his accrued benefit under the Salaried Plan.

4.8 Time of Payment: The distribution of a Participant’s 409A Pension shall commence as of the time specified in Section 6.1, subject to Section 6.6.

4.9 Cashout Distributions: Notwithstanding the availability or applicability of a different form of payment under Article VI, the following rules shall apply in the case of certain small benefit Annuity payments:

(a) Distribution of Participant’s Pension: If at a Participant’s Annuity Starting Date the Actuarial Equivalent lump sum value of the Participant’s PEP Pension is equal to or less than $15,000, the Plan Administrator shall distribute to the Participant such lump sum value of the Participant’s PEP Pension.

(b) Distribution of Pre-Retirement Spouse’s Pension Benefit: If at the time payments are to commence to an Eligible Spouse under Section 4.6, the Actuarial Equivalent lump sum value of the PEP Pre-Retirement Spouse’s Pension to be paid is equal to or less than $15,000, the Plan Administrator shall distribute to the Eligible Spouse such lump sum value of the PEP Pre-Retirement Spouse’s Pension.

Any lump sum distributed under this section shall be in lieu of the Pension that otherwise would be distributable to the Participant or Eligible Spouse hereunder.

4.10 Reemployment of Certain Participants: In the case of a current or former Participant who is receiving his Pension as an Annuity under Section 6.1(b), and who is reemployed and is eligible to re-participate in the Salaried Plan after his Annuity Starting Date, payment of his 409A Pension will continue to be paid in the same form as it was paid prior to his reemployment. Any additional 409A Pension that is earned by the Participant shall be paid based on the Separation from Service that follows the Participant’s re-employment.

4.11 Forfeiture of Benefits: Effective beginning with benefits accrued after December 31, 2008 (“Post-2008 Accruals”), and notwithstanding any other provision of this Plan to the contrary, if the Plan Administrator determines that a Participant has engaged in Prohibited

Misconduct at any time prior to the second anniversary of his or her Separation from Service, the Participant shall forfeit all Post-2008 Accruals (whether paid previously, being paid currently or payable in the future), and his or her 409A Pension shall be adjusted to reflect such forfeiture and previously paid Post-2008 Accruals shall be recovered.

ARTICLE V

Amount of Retirement Pension

When a 409A Pension becomes payable to or on behalf of a Participant under this Plan, the amount of such 409A Pension shall be determined under Section 5.1 or 5.3 (whichever is applicable), subject to any adjustments required under Sections 4.6(b) and 5.4.

5.1 Participant’s 409A Pension:

(a) Calculating the 409A Pension: A Participant’s 409A Pension shall be calculated as follows (on the basis specified in subsection (b) below and using the definitions appearing in subsection (c) below):

(1) His Total Pension, reduced by

(2) His Salaried Plan Pension, and then further reduced by (but not below zero)

(3) His Pre-409A Pension.

(b) Basis for Determining: The 409A Pension Benefit amount in subsection (a) above shall be determined on a basis that takes into account applicable reductions for early commencement and that reflects, as applicable, the relative value of forms of payment.

(c) Definitions: The following definitions apply for purposes of this section.

(1) A Participant’s “Total Pension” means the greater of:

(i) The amount of the Participant’s pension determined under the terms of the Salaried Plan, but without regard to: (A) the limitations imposed by sections 401(a)(17) and 415 of the Code (as such limitations are interpreted and applied under the Salaried Plan), and (B) the actuarial adjustment under Section 5.7(d) of the Salaried Plan (relating to benefits that are deferred beyond the Participant’s Normal Retirement Date); or

(ii) The amount (if any) of the Participant’s PEP Guarantee determined under Section 5.2.

As necessary to ensure the Participant’s receipt of a “greater of” benefit, the foregoing comparison shall be made by reflecting, as applicable, the relative value of forms of payment.

(2) A Participant’s “Salaried Plan Pension” means the amount of the Participant’s pension determined under the terms of the Salaried Plan.

(3) A Participant’s “Pre-409A Pension” means the amount of the Participant’s pension determined under Section 5.6.

5.2 PEP Guarantee: A Participant who is eligible under subsection (a) below shall be entitled to a PEP Guarantee benefit determined under subsection (b) below. In the case of other Participants, the PEP Guarantee shall not apply.

(a) Eligibility: A Participant shall be covered by this section if the Participant has 1988 pensionable earnings from an Employer of at least $75,000. For purposes of this section, “1988 pensionable earnings” means the Participant’s remuneration for the 1988 calendar year, within the meaning of the Salaried Plan as in effect in 1988. “1988 pensionable earnings” does not include remuneration from an entity attributable to any period when that entity was not an Employer.

(b) PEP Guarantee Formula: The amount of a Participant’s PEP Guarantee shall be determined under the applicable formula in paragraph (1), subject to the special rules in paragraph (2).

(1) Formulas: The amount of a Participant’s Pension under this paragraph shall be determined in accordance with subparagraph (i) below. However, if the Participant was actively employed by the PepsiCo Organization in a classification eligible for the Salaried Plan prior to July 1, 1975, the amount of his Pension under this paragraph shall be the greater of the amounts determined under subparagraphs (i) and (ii), provided that subparagraph (ii)(B) shall not apply in determining the amount of a Vested Pension.

(i) Formula A: The Pension amount under this subparagraph shall be:

(A) 3 percent of the Participant’s Highest Average Monthly Earnings for the first 10 years of Credited Service, plus

(B) 1 percent of the Participant’s Highest Average Monthly Earnings for each year of Credited Service in excess of 10 years, less

(C) 1-2/3 percent of the Participant’s Primary Social Security Amount multiplied by years of Credited Service not in excess of 30 years.

In determining the amount of a Vested Pension under this Formula A, the Pension shall first be calculated on the basis of (I) the Credited Service the

Participant would have earned had he remained in the employ of the Employer until his Normal Retirement Age, and (II) his Highest Average Monthly Earnings and Primary Social Security Amount at his Separation from Service, and then shall be reduced by multiplying the resulting amount by a fraction, the numerator of which is the Participant’s actual years of Credited Service on his Separation from Service and the denominator of which is the years of Credited Service he would have earned had he remained in the employ of an Employer until his Normal Retirement Age.

(ii) Formula B: The Pension amount under this subparagraph shall be the greater of (A) or (B) below:

(A) 1-1/2 percent of Highest Average Monthly Earnings times the number of years of Credited Service, less 50 percent of the Participant’s Primary Social Security Amount, or

(B) 3 percent of Highest Average Monthly Earnings times the number of years of Credited Service up to 15 years, less 50 percent of the Participant’s Primary Social Security Amount.

In determining the amount of a Disability Pension under Formula A or B above, the Pension shall be calculated on the basis of the Participant’s Credited Service (determined in accordance with Section 3.3(d)(3) of the Salaried Plan), and his Highest Average Monthly Earnings and Primary Social Security Amount at the date of disability.

(2) Calculation: The amount of the PEP Guarantee shall be determined pursuant to paragraph (1) above, subject to the following special rules:

(i) Surviving Eligible Spouse’s Annuity: Subject to subparagraph (iii) below and the last sentence of this subparagraph, if the Participant has an Eligible Spouse, the Participant’s Eligible Spouse shall be entitled to receive a survivor annuity equal to 50 percent of the Participant’s Annuity under this section, with no corresponding reduction in such Annuity for the Participant. Annuity payments to a surviving Eligible Spouse shall begin on the first day of the month coincident with or following the Participant’s death and shall end with the last monthly payment due prior to the Eligible Spouse’s death. If the Eligible Spouse is more than 10 years younger than the Participant, the survivor benefit payable under this subparagraph shall be adjusted as provided below.

(A) For each full year more than 10 but less than 21 that the surviving Eligible Spouse is younger than the Participant, the survivor benefit payable to such spouse shall be reduced by 0.8 percent.

(B) For each full year more than 20 that the surviving Eligible Spouse is younger than the Participant, the survivor benefit payable to such spouse shall be reduced by an additional 0.4 percent.

(ii) Reductions: The following reductions shall apply in determining a Participant’s PEP Guarantee.

(A) If the Participant will receive an Early Retirement Pension, the payment amount shall be reduced by 3/12ths of 1 percent for each month by which the benefit commencement date precedes the date the Participant would attain his Normal Retirement Date.

(B) If the Participant is entitled to a Vested Pension, the payment amount shall be reduced to the actuarial equivalent of the amount payable at his Normal Retirement Date (if payment commences before such date), and the Section 4.6(b) reductions for any Pre-Retirement Spouse’s coverage shall apply.

(C) This clause applies if the Participant will receive his Pension in a form that provides an Eligible Spouse benefit, continuing for the life of the surviving spouse, that is greater than that provided under subparagraph (i). In this instance, the Participant’s Pension under this section shall be reduced so that the total value of the benefit payable on the Participant’s behalf is the actuarial equivalent of the Pension otherwise payable under the foregoing provisions of this section.

(D) This clause applies if the Participant will receive his Pension in a form that provides a survivor annuity for a beneficiary who is not his Eligible Spouse. In this instance, the Participant’s Pension under this section shall be reduced so that the total value of the benefit payable on the Participant’s behalf is the actuarial equivalent of a Single Life Annuity for the Participant’s life.

(E) This clause applies if the Participant will receive his Pension in a Annuity form that includes inflation protection described in Section 6.2(b). In this instance, the Participant’s Pension under this section shall be reduced so that the total value of the benefit payable on the Participant’s behalf is the actuarial equivalent of the elected Annuity without such protection.

(iii) Lump Sum Conversion: The amount of the Retirement Pension determined under this section for a Participant whose Retirement Pension will be distributed in the form of a lump sum shall be the actuarial equivalent of the Participant’s PEP Guarantee determined under this section, taking into account the value of any survivor benefit under subparagraph (i) above and any early retirement reductions under subparagraph (ii)(A) above.

For purposes of this paragraph (2), actuarial equivalence shall be determined taking into account the PEP Guarantee’s purpose to preserve substantially the value of a benefit under the pre-1989 terms of the Plan and the 409A Plan’s design that offers alternative annuities that are considered actuarial equivalent for purposes of Section 409A (taking into account, without limitation, the special rule for subsidized joint and survivor annuities in Treasury Regulation § 1.409A-3(b)(ii)(C)).

5.3 Amount of Pre-Retirement Spouse’s 409A Pension: The monthly amount of the Pre-Retirement Spouse’s 409A Pension payable to a surviving Eligible Spouse under Section 4.6 shall be determined under subsection (a) below.

(a) Calculation: An Eligible Spouse’s Pre-Retirement Spouse’s 409A Pension shall be equal to:

(1) The Eligible Spouse’s Total Pre-Retirement Spouse’s Pension, reduced by

(2) The Eligible Spouse’s Salaried Plan Pre-Retirement Spouse’s Pension, and then further reduced by (but not below zero)

(3) The Eligible Spouse’s Pre-Retirement Spouse’s Pension derived from the Pre-409A Program.

(b) Definitions: The following definitions apply for purposes of this section.

(1) An Eligible Spouse’s “Total Pre-Retirement Spouse’s Pension” means the greater of:

(i) The amount of the Eligible Spouse’s pre-retirement spouse’s pension determined under the terms of the Salaried Plan, but without regard to: (A) the limitations imposed by sections 401(a)(17) and 415 of the Code (as such limitations are interpreted and applied under the Salaried Plan), and (B) the actuarial adjustment under Section 5.5(d) of the Salaried Plan; or

(ii) The amount (if any) of the Eligible Spouse’s PEP Guarantee Pre-Retirement Spouse’s Pension determined under subsection (c).

In making this comparison, the benefits in subparagraphs (i) and (ii) above shall be calculated as if payable as of what would be the Normal Retirement Date of the Participant related to the Eligible Spouse.

(2) An “Eligible Spouse’s Salaried Plan Pre-Retirement Spouse’s Pension” means the Pre-Retirement Spouse’s Pension that would be payable to the Eligible Spouse under the terms of the Salaried Plan.

(3) An “Eligible Spouse’s Pre-Retirement Spouse’s Pension derived from the Pre-409A Program” means the Pre-Retirement Spouse’s Pension that would be payable to the Eligible Spouse under the terms of the Pre-409A Program.

(c) PEP Guarantee Pre-Retirement Spouse’s Pension: An Eligible Spouse’s PEP Guarantee Pre-Retirement Spouse’s Pension shall be determined in accordance with paragraph (1) or (2) below, whichever is applicable, with reference to the PEP Guarantee (if any) that would have been available to the Participant under Section 5.2.

(1) Normal Rule: The Pre-Retirement Spouse’s Pension payable under this paragraph shall be equal to the amount that would be payable as a survivor annuity, under a Qualified Joint and Survivor Annuity, if the Participant had:

(i) Separated from Service on the date of death (or, if earlier, his actual Separation from Service);

(ii) Commenced a Qualified Joint and Survivor Annuity on the same date payments of the Qualified Pre-Retirement Spouse’s Pension are to commence; and

(iii) Died on the day immediately following such commencement.

(2) Special Rule for Active and Disabled Employees: Notwithstanding paragraph (1) above, the Pre-Retirement Spouse’s Pension paid on behalf of a Participant described in Section 4.6(a) shall not be less than an amount equal to 25 percent of such Participant’s PEP Guarantee determined under Section 5.2. For this purpose, Credited Service shall be determined as provided in Section 3.3(d)(2) of the Salaried Plan, and the deceased Participant’s Highest Average Monthly Earnings, Primary Social Security Amount and Covered Compensation shall be determined as of his date of death. A Pre-Retirement Spouse’s Pension under this paragraph is not reduced for early commencement.

Principles similar to those applicable under – (i) Section 5.1(b), and (ii) the last sentence of Section 5.2(b)(2) shall apply in determining the Pre-Retirement Spouse’s 409A Pension under this section.

5.4 Certain Adjustments: Pensions determined under the foregoing sections of this Article are subject to adjustment as provided in this section. For purposes of this section, “specified plan” shall mean the Salaried Plan or a nonqualified pension plan similar to this Plan. A nonqualified pension plan is similar to this Plan if it is sponsored by a member of the PepsiCo Organization and if its benefits are not based on participant pay deferrals.

(a) Adjustments for Rehired Participants: This subsection shall apply to a current or former Participant who is reemployed after his Annuity Starting Date and whose benefit under the Salaried Plan is recalculated based on an additional period of Credited Service. In the event of any such recalculation, the Participant’s PEP Pension shall also be recalculated hereunder to the maximum extent permissible under Section 409A. For this purpose and to the maximum extent permissible under Section 409A, the PEP Guarantee under Section 5.2 is adjusted for in-service distributions and prior distributions in the same manner as benefits are adjusted under the Salaried Plan, but by taking into account benefits under this Plan and any specified plans.

(b) Adjustment for Increased Pension Under Other Plans: If the benefit paid under a specified plan on behalf of a Participant is increased after PEP benefits on his behalf have been determined (whether the increase is by order of a court, by agreement of the plan administrator of the specified plan, or otherwise), then the PEP benefit for the Participant shall be recalculated to the maximum extent permissible under Section 409A. If the recalculation identifies an overpayment hereunder, the Plan Administrator shall take such steps as it deems advisable to recover the overpayment. It is specifically intended that there shall be no duplication of payments under this Plan and any specified plans to the maximum extent permissible under Section 409A.

5.5 Excludable Employment: An executive who has signed a written agreement with the Company pursuant to which the individual either (i) waives eligibility under the Plan (even if the individual otherwise meets the definition of Employee under the Plan), or (ii) agrees not to participate in the Plan, shall not thereafter become entitled to a benefit or to any increase in benefits in connection with such employment (whichever applies). Written agreements may be entered into either before or after the executive becomes eligible for or begins participation in the Plan, and such written agreement may take any form that is deemed effective by the Company. This Section 5.5 shall apply with respect to agreements that are entered into on or after January 1, 2009.

5.6 Pre-409A Pension: A Participant’s Pre-409A Pension is the portion of the Participant’s Pension that is grandfathered under Treasury Regulation § 1.409A-6(a)(3)(i) and (iv). Principles similar to those applicable under – (i) Section 5.1(b), and (ii) the last sentence of Section 5.2(b)(2) shall apply in determining the Pre-409A Pension under this section.

5.7 Offset: Notwithstanding any other provision of the Plan, the Company may reduce the amount of any payment or benefit that is or would be payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Company that is or becomes due and payable, provided that (1) the obligation of the Participant to the Company was incurred during the employment relationship, (2) the reduction during any Plan Year may not exceed the amount allowed under Code Section 409A and (3) the reduction is made at the same time and in the same amount as the obligation otherwise would have been due and collectable from the Participant.

ARTICLE VI

Distribution of Benefits

The terms of this Article govern (i) the distribution of benefits to a Participant who becomes entitled to a 409A Pension, and (ii) the continuation of benefits (if any) to such Participant’s beneficiary following the Participant’s death. A Pre-Retirement Spouse’s Pension derived from the 409A Program shall be payable as an Annuity for the life of the Eligible Spouse in all cases, subject to Section 4.9 (cashout distributions). The distribution of a Pre-409A Pension is governed by the terms of the Pre-409A Program.

6.1 Form and Timing of Distributions: Benefits under the 409A Program shall be distributed as follows:

(a) 409A Retirement Pension: The following rules govern the distribution of a Participant’s 409A Retirement Pension:

(1) Generally: A Participant’s 409A Retirement Pension shall be distributed as a Single Lump Sum on the first day of the month that is coincident with or next follows the Participant’s Retirement Date, subject to paragraph (2) and Section 6.6 (delay for Key Employees).

(2) Prior Payment Election: Notwithstanding paragraph (1), a Participant who is entitled to a 409A Retirement Pension and who made an election (i) up to and including December 31, 2007, and (ii) at least six months prior to and in a calendar year prior to the Participant’s Annuity Starting Date shall receive his benefit in accordance with such payment election. A payment election allowed a Participant to choose either (i) to receive a distribution of his benefit in an Annuity form, (ii) to commence distribution of his benefit at a time other than as provided in paragraph 6.1(a)(1), or both (i) and (ii). A payment election made by a Participant who is only eligible to receive a Vested Pension on his Separation from Service shall be disregarded. Subject to Section 4.9 (cashouts), a Participant who has validly elected to receive an Annuity shall receive his benefit as a Qualified Joint and Survivor Annuity if he is married or as a Single Life Annuity if he is unmarried, unless he elects one of the optional forms of payment described in Section 6.2 in accordance with the election procedures in Section 6.3(a). A Participant shall be considered married if he is married on his Annuity Starting Date (with such Annuity Starting Date determined taking into account any election applicable under this subsection). To the extent a Participant’s benefit commences later than it would under paragraph 6.1(a)(1) as a result of an election under this paragraph 6.1(a)(2), the Participant’s benefit will be paid with interest equal to that specified in Section 2.1(b)(3), which interest shall be paid at the time elected by the Participant under this paragraph 6.1(a)(2).

(b) 409A Vested Pension: Subject to Sections 4.9, Section 6.6 and subsection (c) below, a Participant’s 409A Vested Pension shall be distributed in accordance with paragraph (1) or (2) below, unless, in the case of a married Participant (as determined under the standards in paragraph 6.1(a)(2), above), he elects one of the optional forms of payment distributions in Section 6.2 in accordance with the election procedures in Section 6.3(a):

(1) Separation Prior to Age 55: In the case of a Participant who Separates from Service with at least five years of Service prior to attaining age 55, the Participant’s 409A Vested Pension shall be distributed as an Annuity commencing on the first of the month that is coincident with or immediately follows the date he attains age 55, which shall be the Annuity Starting Date of his 409A Vested Pension. A distribution under this subsection shall be in the form of a Qualified Joint and Survivor Annuity if the Participant is married, or as a Single Life Annuity if he is not married. A Participant shall be considered married for purposes of this paragraph if he is married on the Annuity Starting Date of his 409A Vested Pension.

(2) Separation at Ages 55 Through 64: In the case of a Participant who Separates from Service with at least five years but less than ten years of Service and on or after attaining age 55 but prior to attaining age 65, the Participant’s 409A Vested Pension shall be distributed as an Annuity (as provided in paragraph (1) above) commencing on the first of the month that follows his Separation from Service.

(c) Disability Pension: The portion of a Participant’s 409A Disability Pension representing Pre-Separation Accruals shall be paid on the first day of the month following the later of (i) the Participant’s attainment of age 55 and (ii) the Participant’s Separation from Service. The available forms of payment for the portion of a Participant’s 409A Disability Pension representing Pre-Separation Accruals shall be those forms available to a Participant who is entitled to a Vested Pension, as set forth in Section 6.2, below (including the different forms available to a married versus an unmarried Participant). The portion of a Participant’s 409A Disability Pension representing Post-LTD Accruals shall be paid on the first day of the month following the Participant’s attainment of age 65 in a lump sum.

6.2 Available Forms of Payment: This section sets forth the payment options available to a Participant who is entitled to a Retirement Pension under paragraph 6.1(a)(2) above or a Vested Pension under subsection 6.1(b) above.

(a) Basic Forms: A Participant who is entitled to a Retirement Pension may choose one of the following optional forms of payment by making a valid election in accordance with the election procedures in Section 6.3(a). A Participant who is entitled to a Vested Pension and who is married on his Annuity Starting Date may choose one of the optional forms of payment available under paragraphs (1), 2(ii) or 2(iii) below with his Eligible Spouse as his beneficiary (and no other optional form of payment available under this subsection (a) shall be permitted to such a Participant). A Participant who is entitled to a Vested Pension and who is not married on his Annuity Starting Date shall receive a Single Life Annuity. Each optional annuity is the actuarial equivalent of the Single Life Annuity:

(1) Single Life Annuity Option: A Participant may receive his 409A Pension in the form of a Single Life Annuity, which provides monthly payments ending with the last payment due prior to his death.

(2) Survivor Options: A Participant may receive his 409A Pension in accordance with one of the following survivor options:

(i) 100 Percent Survivor Option: The Participant shall receive a reduced 409A Pension payable for life, ending with the last monthly payment due prior to his death. Payments in the same reduced amount shall continue after the Participant’s death to his beneficiary for life, beginning on the first day of the month coincident with or following the Participant’s death and ending with the last monthly payment due prior to the beneficiary’s death.

(ii) 75 Percent Survivor Option: The Participant shall receive a reduced 409A Pension payable for life, ending with the last monthly payment due prior to his death. Payments in the amount of 75 percent of such reduced 409A Pension shall be continued after the Participant’s death to his beneficiary for life, beginning on the first day of the month coincident with or following the Participant’s death and ending with the last monthly payment due prior to the beneficiary’s death.

(iii) 50 Percent Survivor Option: The Participant shall receive a reduced 409A Pension payable for life, ending with the last monthly payment due prior to his death. Payments in the amount of 50 percent of such reduced 409A Pension shall be continued after the Participant’s death to his beneficiary for life, beginning on the first day of the month coincident with or following the Participant’s death and ending with the last monthly payment due prior to the beneficiary’s death. A 50 percent survivor option under this paragraph shall be a Qualified Joint and Survivor Annuity if the Participant’s beneficiary is his Eligible Spouse.

(iv) Ten Years Certain and Life Option: The Participant shall receive a reduced 409A Pension which shall be payable monthly for his lifetime but for not less than 120 months. If the retired Participant dies before 120 payments have been made, the monthly 409A Pension amount shall be paid for the remainder of the 120 month period to the Participant’s primary beneficiary (or if the primary beneficiary has predeceased the Participant, the Participant’s contingent beneficiary).

(b) Inflation Protection: The following levels of inflation protection may be provided to any Participant who elects to receive all or a part of his 409A Retirement Pension as an Annuity:

(1) 5 Percent Inflation Protection: A Participant’s monthly benefit shall be initially reduced, but thereafter shall be increased if inflation in the prior year exceeds 5 percent. The amount of the increase shall be the difference between inflation in the prior year and 5 percent.

(2) 7 Percent Inflation Protection: A Participant’s monthly benefit shall be initially reduced, but thereafter shall be increased if inflation in the prior year exceeds 7 percent. The amount of the increase shall be the difference between inflation in the prior year and 7 percent.

Benefits shall be subject to increase in accordance with this subsection each January 1, beginning with the second January 1 following the Participant’s Annuity Starting Date. The amount of inflation in the prior year shall be determined based on inflation in the 12-month period ending on September 30 of such year, with inflation measured in the same manner as applies on the Effective Date for adjusting Social Security benefits for changes in the cost of living. Inflation protection that is in effect shall carry over to any survivor benefit payable on behalf of a Participant, and shall increase the otherwise applicable survivor benefit as provided above. Any election by a Participant to receive inflation protection shall be irrevocable by such Participant or his surviving beneficiary.

6.3 Procedures for Elections: This section sets forth the procedures for making Annuity Starting Date elections (i.e., elections under Section 6.2). Subsection (a) sets forth the procedures for making a valid election of an optional form of payment under Section 6.2 and subsection (b) includes special rules for Participants with multiple Annuity Starting Dates. An election under this Article VI shall be treated as received on a particular day if it is: (i) postmarked that day, or (ii) actually received by the Plan Administrator on that day. Receipt under (ii) must occur by the close of business on the date in question, which time is to be determined by the Plan Administrator. Spousal consent is not required for an election to be valid.

(a) Election of an Optional Form of Payment: To be valid, an election of an optional form of Annuity under Section 6.2, for (i) a Participant’s 409A Retirement Pension (if a proper election was made under paragraph 6.1(a)(2)) or (ii) a Participant’s 409A Vested Terminated Pension, must be in writing, signed by the Participant, and received by the Plan Administrator at least one day prior to the Annuity Starting Date that applies to the Participant’s Pension in accordance with Section 6.1. In addition, an election under this subsection must specify one of the optional forms of payment available under Section 6.2 and a beneficiary, if applicable, in accordance with Section 6.5 below. To the extent permitted by the Plan Administrator, an election made through electronic media shall be considered to satisfy the requirement for a written election, and an electronic affirmation of such an election shall be considered to satisfy the requirement for a signed election.

(b) Multiple Annuity Starting Dates: When amounts become payable to a Participant in accordance with Article IV, they shall be payable as of the Participant’s Annuity Starting Date and the election procedures (in this section and Sections 6.1 and 6.5) shall apply to all of the Participant’s unpaid accruals as of such Annuity Starting Date, with the following exception. In the case of a Participant who is rehired after his initial Annuity Starting Date and who (i) is currently receiving an Annuity that remained in pay status upon rehire, or (ii) was previously paid a lump sum distribution (other than a cashout distribution described in Section 4.9(a)), the Participant’s subsequent Annuity Starting Date (as a result of his subsequent Separation from Service), and the election procedures at such subsequent Annuity Starting Date, shall apply only to the portion of his benefit that accrues after his rehire. Any prior accruals that remain to be paid as of the Participant’s subsequent Annuity Starting Date shall continue to be payable in accordance with the elections made at his initial Annuity Starting Date.

6.4 Special Rules for Survivor Options: The following special rules shall apply for the survivor options available under Section 6.2.

(a) Effect of Certain Deaths: If a Participant makes an election under Section 6.3(a) to receive his 409A Retirement Pension in the form of an optional Annuity that includes a benefit for a surviving beneficiary under Section 6.2 and the Participant or his beneficiary (beneficiaries in the case of the optional form of payment in Section 6.2(a)(2)(iv)) dies prior to the Annuity Starting Date of such Annuity, the election shall be disregarded. If the Participant dies after this Annuity Starting Date but before his 409A Retirement Pension actually commences, the election shall be given effect and the amount payable to his surviving Eligible Spouse or other beneficiary shall commence on the first day of the month following his death (any back payments due the Participant shall be payable to his estate). In the case of a Participant who has elected the form of payment described in Section 6.2(a)(2)(iv), if such Participant: (i) dies after his Annuity Starting Date, (ii) without a surviving primary or contingent beneficiary, and (iii) before receiving 120 payments under the form of payment, then the remaining payments due under such form of payment shall be paid to the Participant’s estate. If payments have commenced under such form of payment to a Participant’s primary or contingent beneficiary and such beneficiary dies before payments are completed, then the remaining payments due under such form of payment shall be paid to such beneficiary’s estate.

(b) Non-Spouse Beneficiaries: If a Participant’s beneficiary is not his Eligible Spouse, he may not elect:

(1) The 100 percent survivor option described in Section 6.2(a)(2)(i) if his non-spouse beneficiary is more than 10 years younger than he is, or

(2) The 75 percent survivor option described in Section 6.2(a)(2)(ii) if his non-spouse beneficiary is more than 19 years younger than he is.

6.5 Designation of Beneficiary: A Participant who has elected under Section 6.2 to receive all or part of his Retirement Pension in a form of payment that includes a survivor option shall designate a beneficiary who will be entitled to any amounts payable on his death. Such designation shall be made on the election form used to choose such optional form of payment or an approved election form filed under the Salaried Plan, whichever is applicable. In the case of the survivor option described in Section 6.2(a)(2)(iv), the Participant shall be entitled to name both a primary beneficiary and a contingent beneficiary. A Participant (whether active or former) shall have the right to change or revoke his beneficiary designation at any time prior to his Annuity Starting Date. The designation of any beneficiary, and any change or revocation thereof, shall be made in accordance with rules adopted by the Plan Administrator. A beneficiary designation shall not be effective unless and until filed with the Plan Administrator. If no beneficiary is properly designated and a Participant’s elects a survivor’s option described in Section 6.2(a)(2), the Participant’s beneficiary shall be his Eligible Spouse. A Participant entitled to a Vested Pension does not have the right or ability to name a beneficiary; if the Participant is permitted under Section 6.2 to elect an optional form of payment, then his beneficiary shall be his Eligible Spouse on his Annuity Starting Date.

6.6 Required Delay for Key Employees: Notwithstanding Section 6.1 above, if a Participant is classified as a Key Employee upon his Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then distributions to the Participant shall commence as follows:

(a) Distribution of a Retirement Pension: In the case of a Key Employee Participant who is entitled to a 409A Retirement Pension, distributions shall commence on the earliest first of the month that is at least six months after the date the Participant Separates from Service (or, if earlier, the Participant’s death). For periods before 2009, commencement of distributions, however, shall not be delayed under the preceding sentence if the Participant’s 409A Retirement Pension commences at the same time as his pension under the Salaried Plan in accordance with Section 6.1(b)(3)(i).

(b) Distribution of a Vested Pension. In the case of a Participant who is entitled to a 409A Vested Pension, distributions shall commence as provided in Section 6.1(b), or if later, on the earliest first of the month that is at least six months after the Participant’s Separation from Service (or, if earlier, the Participant’s death). For periods before 2009, commencement of distributions, however, shall not be delayed under the preceding sentence if the Participant’s 409A Vested Pension commences at the same time as his pension under the Salaried Plan in accordance with Section 6.1(b)(3)(i).

(c) Interest Paid for Delay. Any payments to the Participant that are delayed in accordance with the provisions of this Section 6.6 shall be accumulated and paid as a lump sum payment, with interest equal to that specified in Section 2.1(b)(3), on the date payment occurs in accordance with subsection (a) or (b) above, whichever is applicable. If a Participant’s beneficiary or estate is paid under subsection (a) or (b) above as a result of his death, then any payments that would have been made to the Participant and that were delayed in accordance with the provisions of this Section 6.6 shall be paid as otherwise provided in the Plan, with interest equal to that specified in Section 2.1(b)(3).

6.7 Payment of FICA and Related Income Taxes: As provided in subsections (a) through (c) below, a portion of a Participant’s 409A Pension shall be paid as a single lump sum and remitted directly to the Internal Revenue Service (“IRS”) in satisfaction of the Participant’s FICA Amount and the related withholding of income tax at source on wages (imposed under Code Section 3401 or the corresponding withholding provisions of the applicable state, local or foreign tax laws as a result of the payment of the FICA Amount) and the additional withholding of income tax at source on wages that is attributable to the pyramiding of wages and taxes.

(a) Timing of Payment: As of the date that the Participant’s FICA Amount and related income tax withholding are due to be deposited with the IRS, a lump sum payment equal to the Participant’s FICA Amount and any related income tax withholding shall be paid from the Participant’s 409A Pension and remitted to the IRS (or other applicable tax authority) in satisfaction of such FICA Amount and income tax withholding related to such FICA Amount. The classification of a Participant as a Key Employee (as defined in Section 2.1(t)) shall have no effect on the timing of the lump sum payment under this subsection (a).

(b) Reduction of 409A Pension. To reflect the payment of a Participant’s FICA Amount and any related income tax liability, the Participant’s 409A Pension shall be reduced, effective as of the date for payment of the lump sum in accordance with subsection (a) above, with such reduction being the Actuarial Equivalent of the lump sum payment used to satisfy the Participant’s FICA Amount and related income tax withholding. It is expressly contemplated that this reduction may occur effective as of a date that is after the date payment of a Participant’s 409A Pension commences.

(A) No Effect on Commencement of 409A Pension. The Participant’s 409A Pension shall commence in accordance with the terms of this Plan. The lump sum payment to satisfy the Participant’s FICA Amount and related income tax withholding shall not affect the time of payment of the

Participant’s actuarially reduced 409A Pension, including not affecting any required delay in payment to a Participant who is classified as a Key Employee.

ARTICLE VII

Administration

7.1 Authority to Administer Plan: The Plan shall be administered by the Plan Administrator, which shall have the authority to interpret the Plan and issue such regulations as it deems appropriate. The Plan Administrator shall maintain Plan records and make benefit calculations, and may rely upon information furnished it by the Participant in writing, including the Participant’s current mailing address, age and marital status. The Plan Administrator’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Company, in its capacity as Plan Administrator or in any other capacity, shall not be a fiduciary of the Plan and any restrictions that apply to a party in interest under section 406 of ERISA shall not apply to the Company or otherwise under the Plan.

7.2 Facility of Payment: Whenever, in the Plan Administrator’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may make payments to such person or to the legal representative of such person for his benefit, or the Plan Administrator may apply the payment for the benefit of such person in such manner as it considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

7.3 Claims Procedure: The Plan Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive. As a result, benefits under this Plan will be paid only if the Plan

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Administrator decides in its discretion that the person claiming such benefits is entitled to them. This discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Plan Administrator is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court, arbitrator or other tribunal under the arbitrary and capricious standard (i.e., the abuse of discretion standard). If, pursuant to this discretionary authority, an assertion of any right to a benefit by or on behalf of a Participant or beneficiary (a “claimant”) is wholly or partially denied, the Plan Administrator, or a party designated by the Plan Administrator, will provide such claimant within the 90-day period following the receipt of the claim by the Plan Administrator, a comprehensible written notice setting forth:

(a) The specific reason or reasons for such denial;

(b) Specific reference to pertinent Plan provisions on which the denial is based;

(c) A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and

(d) A description of the Plan’s claim review procedure (including the time limits applicable to such process and a statement of the claimant’s right to bring a civil action under ERISA following a further denial on review).

If the Plan Administrator determines that special circumstances require an extension of time for processing the claim it may extend the response period from 90 to 180 days. If this occurs, the Plan Administrator will notify the claimant before the end of the initial 90-day period, indicating the special circumstances requiring the extension and the date by which the Plan Committee

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expects to make the final decision. The claim review procedure is available upon written request by the claimant to the Plan Administrator, or the designated party, within 60 days after receipt by the claimant of written notice of the denial of the claim. Upon review, the Plan Administrator shall provide the claimant a full and fair review of the claim, including the opportunity to submit to the Plan Administrator comments, document, records and other information relevant to the claim and the Plan Administrator’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review will be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision. The final decision shall be in writing and drafted in a manner calculated to be understood by the claimant; include specific reasons for the decision with references to the specific Plan provisions on which the decision is based; and provide that the claimant is entitled to receive, upon request ad free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits.

Any claim under the Plan that is reviewed by a court, arbitrator or any other tribunal shall be reviewed solely on the basis of the record before the Plan Administrator at the time it made its determination. In addition, any such review shall be conditioned on the claimant’s having fully exhausted all rights under this section. Any notice or other notification that is required to be sent to a claimant under this section may be sent pursuant to any method approved under Department of Labor Regulation Section 2520.104b-1 or other applicable guidance.

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7.4 Effect of Specific References: Specific references in the Plan to the Plan Administrator’s discretion shall create no inference that the Plan Administrator’s discretion in any other respect, or in connection with any other provision, is less complete or broad.

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ARTICLE VIII

Miscellaneous

8.1 Nonguarantee of Employment: Nothing contained in this Plan shall be construed as a contract of employment between an Employer and any Employee, or as a right of any Employee to be continued in the employment of an Employer, or as a limitation of the right of an Employer to discharge any of its Employees, with or without cause.

8.2 Nonalienation of Benefits: Benefits payable under the Plan or the right to receive future benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, including any assignment or alienation in connection with a divorce, separation, child support or similar arrangement, shall be null and void and not binding on the Company. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

8.3 Unfunded Plan: The Company’s obligations under the Plan shall not be funded, but shall constitute liabilities by the Company payable when due out of the Company’s general funds. To the extent the Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Company.

8.4 Action by the Company: Any action by the Company under this Plan may be made by the Board of Directors of the Company or by the Compensation Committee of the Board of Directors, with a report of any actions taken by it to the Board of Directors. In addition, such action may be made by any other person or persons duly authorized by resolution of said Board to take such action.

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8.5 Indemnification: Unless the Board of Directors of the Company shall determine otherwise, the Company shall indemnify, to the full extent permitted by law, any employee acting in good faith within the scope of his employment in carrying out the administration of the Plan.

8.6 Compliance with Section 409A:

(a) General: It is the intention of the Company that the Plan shall be construed in accordance with the applicable requirements of Section 409A. Further, in the event that the Plan shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors, the Plan Administrator nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.

(b) Non-duplication of benefits: In the interest of clarity, and to determine benefits in compliance with the requirements of Section 409A, provisions have been included in this 409A Document describing the calculation of benefits under certain specific circumstances, for example, provisions relating to the inclusion of salary continuation during certain window severance programs in the calculation of Highest Average Monthly Earnings, as specified in Appendix C. Notwithstanding this or any similar provision, no duplication of benefits may at any time occur under the Plan. Therefore, to the extent that a specific provision of the Plan provides for recognizing a benefit determining element (such as pensionable earnings or service) and this same element is or could be recognized in some other way under the Plan, the specific

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provision of the Plan shall govern and there shall be absolutely no duplicate recognition of such element under any other provision of the Plan, or pursuant to the Plan’s integration with the Salaried Plan. This provision shall govern over any contrary provision of the Plan that might be interpreted to support duplication of benefits.

8.7 Authorized Transfers: If a Participant transfers to an entity that is not part of the PepsiCo Organization, the liability for any benefits accrued while the Participant was employed by the PepsiCo Organization shall remain with the Company.

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ARTICLE IX

Amendment and Termination

This Article governs the Company’s right to amend and or terminate the Plan. The Company’s amendment and termination powers under this Article shall be subject, in all cases, to the restrictions on amendment and termination in Section 409A and shall be exercised in accordance with such restrictions to ensure continued compliance with Section 409A.

9.1 Continuation of the Plan: While the Company and the Employers intend to continue the Plan indefinitely, they assume no contractual obligation as to its continuance. In accordance with Section 8.4, the Company hereby reserves the right, in its sole discretion, to amend, terminate, or partially terminate the Plan at any time provided, however, that no such amendment or termination shall adversely affect the amount of benefit to which a Participant or his beneficiary is entitled under Article IV on the date of such amendment or termination, unless the Participant becomes entitled to an amount equal to such benefit under another plan or practice adopted by the Company (except as necessary to comply with Section 409A). Specific forms of payment are not protected under the preceding sentence.

9.2 Amendments: The Company may, in its sole discretion, make any amendment or amendments to this Plan from time to time, with or without retroactive effect, including any amendment necessary to ensure continued compliance with Section 409A. An Employer (other than the Company) shall not have the right to amend the Plan.

9.3 Termination: The Company may terminate the Plan, either as to its participation or as to the participation of one or more Employers. If the Plan is terminated with respect to fewer than all of the Employers, the Plan shall continue in effect for the benefit of the Employees of the remaining Employers. Upon termination, the distribution of Participants’ 409A Pensions shall be subject to restrictions applicable under Section 409A.

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9.4 Change in Control: The Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control (defined as provided in Section 409A), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution shall be made in connection with any Change in Control in the case of benefits that are derived from this 409A Program.

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ARTICLE X

ERISA Plan Structure

This Plan document in conjunction with the plan document(s) for the Pre-409A Program encompasses three separate plans within the meaning of ERISA, as are set forth in subsections (a), (b) and (c). This division into separate plans became effective as of July 1, 1996; previously the plans set forth in subsections (b) and (c) were a single plan within the meaning of ERISA.

(a) Excess Benefit Plan: An excess benefit plan within the meaning of section 3(36) of ERISA, maintained solely for the purpose of providing benefits for Salaried Plan participants in excess of the limitations on benefits imposed by section 415 of the Code.

(b) Excess Compensation Top Hat Plan: A plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2) and 401(a)(1) of ERISA. The plan provides benefits for Salaried Plan participants in excess of the limitations imposed by section 401(a)(17) of the Code on benefits under the Salaried Plan (after taking into account any benefits under the Excess Benefit Plan). For ERISA reporting purposes, this portion of PEP may be referred to as the PepsiCo Pension Equalization Plan I.

(c) Preservation Top Hat Plan: A plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2) and 401(a)(1) of ERISA. The plan provides preserves benefits for those Salaried Plan

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participants described in section 5.2(a) hereof, by preserving for them the pre-1989 level of benefit accrual that was in effect before the Salaried Plan’s amendment effective January 1, 1989 (after taking into account any benefits under the Excess Benefit Plan and Excess Compensation Top Hat Plan). For ERISA reporting purposes, this portion of PEP shall be referred to as the PepsiCo Pension Equalization Plan II.

Benefits under this Plan shall be allocated first to the Excess Benefit Plan, to the extent of benefits paid for the purpose indicated in (a) above; then any remaining benefits shall be allocated to the Excess Compensation Top Hat Plan, to the extent of benefits paid for the purpose indicated in (b) above; then any remaining benefits shall be allocated to the Preservation Top Hat Plan. These three plans are severable for any and all purposes as directed by the Company.

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ARTICLE XI

Applicable Law

All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the provisions of ERISA. In the event ERISA is not applicable or does not preempt state law, the laws of the state of New York shall govern.

If any provision of this Plan is, or is hereafter declared to be, void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.

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ARTICLE XII

SIGNATURE

The above Plan is hereby adopted and approved, to be effective as of January 1, 2005, this 12th day of December, 2008.

PepsiCo, Inc.

By:	/s/ Cynthia M. Trudell

APPROVED

By:	/s/ Chris Bellanca
Law Department

By:	/s/ Maryanne Bifulco
Tax Department

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APPENDIX

The following Appendix articles modify particular terms of the Plan. Except as specifically modified in the Appendix, the foregoing main provisions of the Plan shall fully apply in determining the rights and benefits of Participants and beneficiaries (and of any other individual claiming a benefit through or under the foregoing). In the event of a conflict between the Appendix and the foregoing main provision of the Plan, the Appendix shall govern.

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APPENDIX ARTICLE A

Transition Provisions

A.1	Scope.

This Article A provides the transition rules for the Plan that were effective at some time during the period beginning January 1, 2005 and ending December 31, 2008 (the “Transition Period”). The time period during which each provision in this Article A was effective is set forth below.

A.2	Transition Rules for Article II (Definitions).

(a) Actuarial Equivalent. In addition to the provisions provided in Article II for determining actuarial equivalence under the Plan, for the duration of the Transition Period, to determine the amount of a Pension payable in the form of a Qualified Joint and Survivor Annuity or optional form of survivor annuity, as an annuity with inflation protection, or as a Single Life Annuity, the Plan Administrator used the actuarial factors under the Salaried Plan.

(b) Key Employee. In addition to the provisions provided in Article II for identifying Key Employees, the following operating rules were in effect for the indicated time periods –

(1) Operating Rules for 2005. To ensure that the Company did not fail to identify any Key Employees, in the case of Separation from Service distributions during the 2005 Plan Year, the Company treated as Key Employees all Participants (and former Participants) classified (or grandfathered) for any portion of the 2005 Plan Year as Band IV and above.

(2) Operating Rules for 2006 and 2007. To ensure that the Company did not fail to identify any Key Employees, in the case of Separation from Service distributions during the 2006 Plan Year and 2007 Plan Year, the Company treated as Key Employees for such applicable Plan Year of their Separation from Service those individuals who met the provisions of (3) or (4) below (or both).

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(3) The Company shall treat as Key Employees all Participants (and former Participants) who are classified (or grandfathered) as Band IV and above for any portion of the Plan Year prior to the Plan Year of their Separation from Service; and

(4) The Company shall treat as a Key Employee any Participant who would be a Key Employee as of his or her Separation from Service date based on the standards in this paragraph (4). For purposes of this paragraph (4), the Company shall determine Key Employees based on compensation (as defined in Code Section 415(c)(3)) that is taken into account as follows:

(A) If the determination is in connection with a Separation from Service in the first calendar quarter of a Plan Year, the determination shall be made using compensation earned in the calendar year that is two years prior to the current calendar year (e.g., for a determination made in the first quarter of 2006, compensation earned in the 2004 calendar year shall be used); and

(B) If the determination is in connection with a Separation from Service in the second, third or fourth calendar quarter of a Plan Year, the determination shall be made using the compensation earned in the prior calendar year (e.g., for a determination made in the second quarter of 2006, compensation earned in the 2005 calendar year shall be used).

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A.3	Transition Rules for Article VI (Distributions):

409A Pensions that would have been paid out during the Transition Period under the provisions set forth in the main body of the Plan (but for the application of permissible transition rules under Section 409A) shall be paid out on March 1, 2009.

A.4	Transition Rules for Article VII (Administration):

Effective during the Transition Period, the language of Section 8.6(a) shall be replaced in its entirety with the following language:

“8.6(a) Compliance with Section 409A:

At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. Any action that may be taken (and, to the extent possible, any action actually taken) by the Plan Administrator or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A or if such action would adversely affect the grandfather of the Pre-409A Program. If the failure to take an action under the Plan would violate Section 409A, then to the extent it is possible thereby to avoid a violation of Section 409A, the rights and effects under the Plan shall be altered to avoid such violation. A corresponding rule shall apply with respect to a failure to take an action that would adversely affect the grandfather of the Pre-409A Program. Any provision in this Plan document that is determined to violate the requirements of Section 409A or to adversely affect the grandfather of the Pre-409A Program shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the

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requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. A corresponding rule shall apply with respect to a provision that is required to preserve the grandfather of the Pre-409A Program. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.”

A.5	Transition Rules for Severance Benefits.

Effective during the Transition Period, the following provisions shall apply according to their specified terms.

(a) Definitions:

(1) Where the following words and phrases, in boldface and underlined, appear in this Section A.5 with initial capitals they shall have the meaning set forth below, unless a different meaning is plainly required by the context. Any terms used in this Article A of the Appendix with initial capitals and not defined herein shall have the same meaning as in the main Plan, unless a different meaning is plainly required by the context.

(2) “Special Early Retirement” shall mean the Participant’s attainment of at least age 50 but less than age 55 with 10 years of Elapsed Time Service as of the date of his Retirement, provided, however, that with respect to the 2008 Severance at Section A.5(d), for purposes of determining whether a Participant has met the age and service requirements, a Participant’s age and years of Elapsed Time Service are rounded up to the nearest whole year.

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(b) 2005 Severance:

(1) Non-Retirement Eligible Employees: With respect to any Participant who terminated in 2005 as a result of a severance window program and who was not eligible for Retirement as of the date of his Separation from Service, the Participant’s 409A Pension shall be paid as a Vested Pension under Section 6.1(b) of the Plan document, provided, however, that the Participant’s 409A Pension will be paid at the same time as his Salaried Plan benefit. The available forms of payment shall be those forms available to a Participant who is entitled to a Vested Pension, as set forth in Section 6.2 of the Plan document.

(2) Non-Retirement Eligible Employees with Payments in 2007: With respect to any Participant who terminated in 2005 as a result of a severance window program, who was not eligible for Retirement as of the date of his Separation from Service, and whose 409A Pension Payment would otherwise be paid during 2007, the Participant’s 409A Pension shall be paid as a Vested Pension under Section 6.1(b) of the Plan document, provided, however, that the Participant’s 409A Pension will be paid at the later of (i) January 1, 2007 or (ii) when the Participant attained age 55. The available forms of payment shall be those forms available to a Participant who is entitled to a Vested Pension, as set forth in Section 6.2 of the Plan document.

(3) Retirement Eligible Employees: With respect to any Participant who terminated in 2005 as a result of a severance window program and who fulfilled the requirements for either a Normal or Early Retirement Pension under Article IV of the Plan document as of February 5, 2006, the Participant’s 409A Pension shall be paid on the first day of the month following the Participant’s Separation from Service in a lump sum.

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(4) Retirement Eligible Employees (With Credit): With respect to any Participant who terminated in 2005 as a result of a severance window program and who fulfilled the requirements for either a Normal or Early Retirement Pension under Article IV of the Plan document as of his Separation from Service as a result of being provided additional Credited Service time by the Company, the Participant’s 409A Pension shall be paid on the first day of the month following the Participant’s Separation from Service in a lump sum.

(5) Special Early Retirement Eligible: With respect to any Participant who terminated in 2005 as a result of a severance window program and who fulfilled the requirements to be eligible for Special Early Retirement as of his Separation from Service, the Participant’s 409A Pension shall be paid on the first day of the month following the Participant’s Separation from Service in a lump sum.

(c) 2007 Severance:

(1) Non-Retirement Eligible Employees: With respect to any Participant who terminated in 2007 as a result of a severance window program and who was not eligible for Retirement as of the date of his Separation from Service, the Participant’s 409A Pension shall be paid as a Vested Pension under Section 6.1(b) of the Plan document. The available forms of payment shall be those forms available to a Participant who is entitled to a Vested Pension, as set forth in Section 6.2 of the Plan document.

(2) Retirement Eligible Employees: With respect to any Participant who terminated in 2007 as a result of a severance window program and who fulfilled the requirements for either a Normal or Early Retirement Pension under Article IV of the Plan document as of his Separation from Service, the Participant’s 409A Pension shall be

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paid on the first day of the month following the Participant’s Separation from Service in a lump sum; provided, however, that if a Participant made a valid Prior Payment Election under Section 6.1(a)(2) of the Plan document, his 409A Pension shall be paid according to such election.

(3) Employee Who Become Retirement Eligible:

(i) 409A Pension: With respect to any Participant who terminated in 2007 as a result of a severance window program and who fulfilled the requirements for either a Normal or Early Retirement Pension under Article IV of the Plan document between his Separation from Service and the last day of his paid leave of absence (if any), the Participant’s 409A Pension shall be paid on the first day of the month following the later of (i) Participant’s attainment of age 55 and (ii) his Separation from Service; the 409A Pension shall be paid as a Vested Pension under Section 6.1(b) of the Plan document. The available forms of payment shall be those forms available to a Participant who is entitled to a Vested Pension, as set forth in Section 6.2 of the Plan document.

(ii) PEP Kicker: Any amount paid to a Participant otherwise described under this paragraph (3) as a replacement for benefits that the Participant could have earned under the Plan but for his Separation from Service shall be paid as a single lump sum, provided, however, that if a Participant made a valid Prior Payment Election under Section 6.1(a)(2) of the Plan document, the amounts described in this subparagraph (ii) shall be paid according to such election. All amounts to be paid shall be paid on the first day of the month following the later of (i) the Participant’s attainment of age 55 or (ii) the Participant’s Separation from Service.

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(4) Special Retirement Eligible Employees:

(i) 409A Pension: With respect to any Participant who terminated in 2007 as a result of a severance window program and who fulfilled the requirements to be eligible for Special Early Retirement as of his Separation from Service, the Participant’s 409A Pension shall be paid on the first day of the month following the Participant’s attainment of age 55 as a Vested Pension under Section 6.1(b) of the Plan document. The available forms of payment shall be those forms available to a Participant who is entitled to a Vested Pension, as set forth in Section 6.2 of the Plan document.

(ii) PEP Kicker: Any amount paid to a Participant otherwise described under this paragraph (4) as a replacement for benefits that the Participant could have earned under the Plan but for his Separation from Service shall be paid as a single lump sum, provided, however, that if a Participant made a valid Prior Payment Election under Section 6.1(a)(2) of the Plan document, the amounts described in this subparagraph (ii) shall be paid according to such election. All amounts to be paid shall be paid on the first day of the month following the Participant’s attainment of age 55.

(5) Employees Who Become Special Retirement Eligible:

(i) 409A Pension: With respect to any Participant who terminated in 2007 as a result of a severance window program and who fulfilled the requirements to be eligible for Special Early Retirement during the period between his Separation from Service and the last day of his paid leave of absence

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(if any), the Participant’s 409A Pension shall be paid on the first day of the month following the Participant’s attainment of age 55 as a Vested Pension under Section 6.1(b) of the Plan document. The available forms of payment shall be those forms available to a Participant who is entitled to a Vested Pension, as set forth in Section 6.2 of the Plan document.

(ii) PEP Kicker: Any amount paid to a Participant otherwise described under this paragraph (5) as a replacement for benefits that the Participant could have earned under the Plan but for his Separation from Service shall be paid as a single lump sum, provided, however, that if a Participant made a valid Prior Payment Election under Section 6.1(a)(2) of the Plan document, the amounts described in this subparagraph (ii) shall be paid according to such election. All amounts to be paid shall be paid on the first day of the month following the Participant’s attainment of age 55.

(d) 2008 Severance:

(1) Non-Retirement Eligible Employees: With respect to any Participant who terminated in 2008 as a result of a severance window program and who was not eligible for Retirement as of the date of his Separation from Service, the Participant’s 409A Pension shall be paid as a Vested Pension under Section 6.1(b) of the Plan document. The available forms of payment shall be those forms available to a Participant who is entitled to a Vested Pension, as set forth in Section 6.2 of the Plan document.

(2) Retirement Eligible Employees: With respect to any Participant who terminated in 2008 as a result of a severance window program and who fulfilled the requirements for either a Normal or Early Retirement Pension under Article IV of the

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Plan document as of his Separation from Service, the Participant’s 409A Pension shall be paid on the first day of the month following the Participant’s Separation from Service in a lump sum; provided, however, that if a Participant made a valid Prior Payment Election under Section 6.1(a)(2) of the Plan document, his 409A Pension shall be paid according to such election.

(3) Employee Who Become Retirement Eligible:

(i) 409A Pension: With respect to any Participant who terminated in 2008 as a result of a severance window program and who fulfilled the requirements for either a Normal or Early Retirement Pension under Article IV of the Plan document between his Separation from Service and the last day of his paid leave of absence (if any), the Participant’s 409A Pension shall be paid on the first day of the month following the later of (i) Participant’s attainment of age 55 and (ii) his Separation from Service; the 409A Pension shall be paid as a Vested Pension under Section 6.1(b) of the Plan document. The available forms of payment shall be those forms available to a Participant who is entitled to a Vested Pension, as set forth in Section 6.2 of the Plan document.

(ii) PEP Kicker: Any amount paid to a Participant otherwise described under this paragraph (3) as a replacement for benefits that the Participant could have earned under the Plan but for his Separation from Service shall be paid as a single lump sum, provided, however, that if a Participant made a valid Prior Payment Election under Section 6.1(a)(2) of the Plan document, the amounts described in this subparagraph (ii) shall be paid according to such election. All amounts to be paid shall be paid on the first day of the month following the later of (i) Participant’s attainment of age 55 or (ii) the Participant’s Separation from Service.

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(4) Employees Who Are or Become Special Retirement Eligible:

(i) 409A Pension: With respect to any Participant who terminated in 2008 as a result of a severance window program and who fulfilled the requirements to be eligible for Special Early Retirement as of his Separation from Service or during the period between his Separation from Service and the last day of his paid leave of absence (if any), the Participant’s 409A Pension shall be paid on the first day of the month following the Participant’s attainment of age 55 as a Vested Pension under Section 6.1(b) of the Plan document. The available forms of payment shall be those forms available to a Participant who is entitled to a Vested Pension, as set forth in Section 6.2 of the Plan document.

(ii) PEP Kicker: Any amount paid to a Participant otherwise described under this paragraph (4) as a replacement for benefits that the Participant could have earned under the Plan but for his Separation from Service shall be paid as a single lump sum, provided, however, that if a Participant made a valid Prior Payment Election under Section 6.1(a)(2) of the Plan document, the amounts described in this subparagraph (ii) shall be paid according to such election. All amounts to be paid shall be paid on the first day of the month following the Participant’s attainment of age 55.

(e) Delay for Key Employees: To the extent that a Participant is a Key Employee (as defined in Section A.2(b), above) with respect to any payment provided under this Section A.5, and to the extent that payment of his 409A Pension is on account of his Separation from Service, his 409A Pension shall be subject to the delay in payment provided under Section 6.6 of the main Plan document.

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(f) Compliance with 19(c): All payments that are to be made under this Section A.5 were scheduled to made during the calendar year in which the Participant terminated employment, with payments to be made as provided herein. All elections made by the Company with respect to such payments were made in compliance with Notice 2005-1 and other provisions of Code Section 409A.

A.6	Certain Participants

The following transition rules shall apply only with respect to the following described Participants:

(a) A Participant’s PEP Credited Service shall be deemed to be five years if the Participant terminates employment in 2005 while classified as Band VI (or equivalent), and his employment with an Employer was for a limited duration assignment of less than five years. A Participant shall be deemed to be vested for purposes of this Plan if the Participant terminates employment in 2005 while classified as Band VI (or equivalent), and his employment with an Employer was for a limited duration assignment of less than five years.

(b) In the case of a Participant who on October 9, 2007 selects an Annuity Starting Date of November 1, 2007 for the Participant’s Pension under the Salaried Plan which is payable in a single lump sum (after taking into account the special rule in Section 6.3(a)(2), if necessary), the portion of the Participant’s benefit under the Plan that is not subject to Section 409A of the Code shall be paid in a single lump sum six months after the Participant’s Annuity Starting Date under the Salaried Plan.

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(c) In the case of a Participant who on September 3, 2004 selects a fixed date of payment of February 1, 2005 for the Participant’s Pension under the Plan, the following provisions shall apply:

(1) such fixed date shall be the commencement date for the Participant’s benefit under the Plan, and

(2) the calculation of the Participant’s benefit under the Plan shall be made taking into account service to be performed during any period for which the Participant is to provide consulting services to the Company, even if such services are to be performed after the payment date specified in paragraph (1).

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APPENDIX ARTICLE B

Computation of Earnings and Service During Certain Severance Windows

B.1	Definitions:

Where the following words and phrases, in boldface and underlined, appear in this Appendix C with initial capitals they shall have the meaning set forth below, unless a different meaning is plainly required by the context. Any terms used in this Article B of the Appendix with initial capitals and not defined herein shall have the same meaning as in the main Plan, unless a different meaning is plainly required by the context.

(a) “Severance Program” shall mean a program providing certain severance benefits that are paid while the program’s participants are on a severance leave of absence that is determined by the Plan Administrator to qualify for recognition as Service under Section B.3 and Credited Service under Section B.4 of Article B.

(b) “Eligible Bonus” shall mean an annual incentive payment that is payable to the Participant under the Severance Program and that is identified under the terms of the Severance Program as eligible for inclusion in determining the Participant’s Highest Average Monthly Earnings.

B.2	Inclusion of Salary and Eligible Bonus:

The Plan Administrator may specify that, pursuant to a Participant’s participation in a severance window program provided by the Company, if a Participant receives a severance benefit pursuant to a Severance Program, all salary continuation and any Eligible Bonus earned or to be earned during the first 12 months of a leave of absence period provided to the Participant under such Severance Program will be counted toward the Participant’s Highest Average Monthly Earnings, even if such salary or other earnings are to be received after a Participant’s Separation from Service. In particular, if payment of a Participant’s 409A Pension is to be made

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at Separation from Service and prior to the Participant’s receipt of all of the salary continuation or Eligible Bonus that is payable to the Participant from the Severance Program, the Participant’s Highest Average Monthly Earnings shall be determined by taking into account the full salary continuation and eligible bonus that is projected to be payable to the Participant during the first 12 months of a period of leave of absence that is granted to the Participant under the Severance Program.

B.3	Inclusion of Credited Service:

The Plan Administrator may specify that, pursuant to a Participant’s participation in a severance window program provided by the Company, if a Participant receives a severance benefit under a Severance Program, all Credited Service earned or to be earned during the first 12 months of the period of severance will be counted toward the Participant’s Credited Service for purposes of determining the Participant’s Pension and a Pre-Retirement Spouse’s Pension, even if the period of time counted as Credited Service under the Severance Program occurs after a Participant’s Separation from Service.

B.4	Inclusion of Service:

The Plan Administrator may specify that, pursuant to a Participant’s participation in a severance window program provided by the Company, if a Participant receives a severance benefit under a Severance Program, all Service earned or to be earned during the first 12 months of the period of severance will be counted toward the Participant’s Service for purposes of determining the Participant’s Pension and a Pre-Retirement Spouse’s Pension, even if the period of time counted as Service under the Severance Program occurs after a Participant’s Separation from Service.

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B.5	Reduction to Reflect Early Payment:

If the Participant receives either (1) additional Credited Service or (2) additional earnings that are included in Highest Average Monthly Earnings under Sections B.2 or B.3 of this Article B, as a result of a severance benefit provided under a Severance Program and such additional Credited Service or earnings are included in the calculation of the Participant’s Pension prior to the time that the Credited Service is actually performed by the Participant, or the earnings are actually paid to the Participant, the Pension paid to the Participant shall be adjusted actuarially to reflect the receipt of the portion of the Pension attributable to such Credited Service or earnings received on account of the Severance Program prior to the time such Credited Service is performed or such earnings are actually paid to the Participant. For purposes of determining the adjustment to be made, the Plan shall use the rate provided under the Salaried Plan for early payment of benefits.

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APPENDIX ARTICLE C

International Transfer Participants

C.1	Scope:

This Article provides special rules for calculating the benefit of an individual who is an “International Transfer Participant” under Section C.2 below. The benefit of an International Transfer Participant shall be determined under Section C. 3 below, subject to Section C.4 below. Once a benefit is determined for an International Transfer Participant under this Article, such benefit shall be subject to the Plan’s normal conditions and shall be paid in accordance with the Plan’s normal terms. All benefits paid under this Article are subject to Code section 409A, including those accrued prior to January 1, 2005. This Article is effective April 1, 2007.

C.2	International Transfer Participants:

An International Transfer Participant is a Participant who is:

(a) General Rule: An individual who, following a transfer to an April 2007 Foreign Subsidiary (as defined under Section 2.1(r)(5) of the Salaried Plan), would qualify as an Employee within the meaning of Section 2.1(q)(2)(vi) of the Salaried Plan (U.S. citizen or resident alien on qualifying temporary international assignment) but for the fact that his assignment with the April 2007 Foreign Subsidiary is in a position of employment that is classified as Band 4 (or its equivalent) or higher; or

(b) Special Rule for Certain Permanent Assignments to Mexico: Notwithstanding subsection (a) above, an International Transfer Participant also includes an individual who was transferred to an April 2007 Foreign Subsidiary based in Mexico, and who would qualify as an Employee within the meaning of Section 2.1(q)(2)(vi) of the Salaried Plan but for the fact that:

(1) His assignment with the April 2007 Foreign Subsidiary is in a position that is classified as Band 4 (or its equivalent) or higher;

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(2) Mexico is his home country on the records of the Expat Centre for Excellence group or its successor (in accordance with Section 2.1(q)(2)(vi) of the Salaried Plan); and

(3) The duration of his assignment with the April 2007 Foreign Subsidiary in Mexico is not limited to 5 years or less.

An individual described in subsection (a) or (b) above may still qualify as an International Transfer Participant if his transfer to an April 2007 Foreign Subsidiary occurred prior to April 1, 2007 (the effective date of this Article), provided he satisfied the terms of subsection (a) or (b) above on the date of his transfer.

C.3	Benefit Formula for International Transfer Participants:

Except as provided in this Section C.3, an International Transfer Participant’s benefit under the Plan shall be determined using a calculation methodology that is substantially similar to that which applies under Section 5.1 of the Plan.

(c) Total Pension for International Transfer Participant: Notwithstanding the preceding sentence, an International Transfer Participant’s “Total Pension” (as defined in Section 5.1(c)(1) of the Plan) shall be calculated as if he continued to receive Credited Service and Earnings under the Salaried Plan while working for the April 2007 Foreign Subsidiary to which he transferred following his employment with an Employer based in the United States, without regard to the actual date on which he ceased receiving Credited Service and Earnings under the Salaried Plan. However, the Total Pension of an International Transfer Participant whose transfer to an April 2007 Foreign Subsidiary occurred prior to 1992 shall not take into account Credited Service and Earnings for employment with the April 2007 Foreign Subsidiary prior to 1992.

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(d) Calculation of International Transfer Participant’s Benefit: The International Transfer Participant’s benefit under the Plan shall be calculated by reducing his Total Pension as determined under subsection (a) above (expressed as a lump sum as of his benefit commencement date under the Plan) by the following amounts:

(1) The amount of his actual benefit under the Salaried Plan (expressed as a lump sum amount on his benefit commencement date), and

(2) Any amounts paid to him from a “qualifying plan” as that term is defined under Section 3.6(c)(4) of the Salaried Plan (Transfers and Non-Duplication) with respect to his assignment with the April 2007 Foreign Subsidiary (with such amounts expressed as a lump sum on his benefit commencement date under this Plan).

C.4	Alternative Arrangements Permitted:

Notwithstanding any provision of this Article or the Plan to the contrary, the Company and a Participant who would qualify as an International Transfer Participant under Section C.2 above may agree in writing to disregard the provisions of this Article in favor of another mutually agreed upon benefit arrangement under the Plan, in which case this Article shall not apply.

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